Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2015 RESULTS

Drives higher revenue, EBITDA, and free cash flow
Improves customer metrics by lowering attrition, increasing ARPU, and lowering subscriber creation multiples

“We met or exceeded our major financial and operational goals for the year, and delivered another year of improved performance,” said Naren Gursahaney, ADT’s CEO. “We also strengthened our competitive position through investing in our business and establishing new strategic partnerships, positioning us well for the future as we execute upon our strategy to further improve customer retention, drive quality growth, and improve cash generation."

FOURTH QUARTER 2015 FINANCIAL HIGHLIGHTS

•	GAAP: revenue of $899 million, net income of $81 million, diluted EPS of $0.48

•	Recurring revenue of $835 million, up 2.0% or 3.4% in constant currency(1)(2)

•	Pre-SAC EBITDA before special items of $567 million(1), up $1 million(2)

•	EBITDA before special items of $460 million(1), up $2 million(2)

•	Diluted EPS before special items of $0.51(1) vs. $0.55(2)

•	Free cash flow before special items of $77 million(1), up $23 million(2), or 43%

•	Steady-state free cash flow before special items of $996 million(1), up $30 million(2)
FOURTH QUARTER 2015 BUSINESS HIGHLIGHTS

•	Generated 278 thousand gross additions, flat with prior year excluding bulks

•	Improved revenue attrition to 12.2%, a year-over-year improvement of 130 basis points

•	Improved unit attrition to 12.2%, a year-over-year improvement of 100 basis points

•	Increased new and resale revenue per user to $48.40, an increase of $1.61 or 3.4% over prior year

•	Reduced direct channel net SAC creation multiple to 29.1x, a 1x improvement over prior year

•	Drove ADT Pulse take rates to 59%; Total interactive customers comprise 23% of the total customer base

•	Drove a 17% increase in gross additions in ADT's U.S. Business channel
BOCA RATON, Fla. - November 10, 2015 - The ADT Corporation (NYSE: ADT) today reported its financial results for the fourth quarter and full year 2015. The Company reported total revenue of $899 million, an increase of 1.8%, or 3.3% in constant currency(1), compared to the fourth quarter of 2014. Recurring revenue, which made up approximately 93% of total revenue in the quarter, was $835 million, up 2.0% compared to the same period last year and up 3.4% in constant currency(1). Recurring revenue growth in the quarter was driven by a 3.4% increase in new revenue per user, strong Pulse take rates, increased interactive service upgrades, growth in ADT Business, price escalations and lower attrition. Revenue attrition for the quarter improved to 12.2%, an improvement of 20 basis points sequentially and 130 basis points year-over-year. Unit attrition for residential and business improved 10 basis points sequentially, and 100 basis points from last year, ending at 12.2% for the quarter, as ADT closed the quarter with 6.6 million customer accounts. Pre-SAC EBITDA before special items increased by $1 million to $567 million(1), and pre-SAC EBITDA margin before special items was 66.6%(1). EBITDA before special items increased by $2 million to $460 million(1). This amount includes the negative impact of approximately $8 million pre-tax related to the previously disclosed change in the way the Company accounts for dealer payments for leads generated through its marketing efficiency program, as well as the negative impact of approximately $5 million due to the weaker Canadian dollar. EBITDA margin before special items was 51.2%(1) for the quarter, up from 50.2% in the third quarter.
The Company reported diluted earnings per share of $0.48 versus $0.47 in the prior year. Excluding special items, diluted earnings per share was $0.51(1) versus $0.55(1) in the prior year. The diluted earnings per share before special items of $0.51(1) also includes the quarterly impact of approximately $0.03 per share related to the previously mentioned marketing efficiency program. Using the Company's cash tax rate, diluted earnings per share before special items was $0.73(1).
Free cash flow before special items was $77 million(1) in the quarter, up $23 million, or 43%, when compared to the same period last year due to improved customer retention and a $23 million increase in operating cash flow before special items. The Company reported free cash flow after special items of $69 million(1) in the quarter, up from negative $8 million in the prior year. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, increased to $996 million(1), up $30 million from last year.
FULL YEAR FISCAL 2015 RESULTS
For the year ended September 25, 2015, the Company reported total revenue of $3.6 billion, a year-over-year increase of 4.9%, or 5.9% in constant currency(1) and recurring revenue of $3.3 billion, up 5.4% compared to the same period last year and up 6.5% in constant currency(1). Pre-SAC EBITDA before special items increased by $83 million to $2.2 billion(1), ending 3.8% higher than the prior year while pre-SAC EBITDA margin before special items was 66.3%(1). EBITDA before special items was $1.8 billion(1), up 2.3% from 2014, and EBITDA margin before special items was 50.6%(1). The Company reported net income of $296 million and diluted earnings per share of $1.72, up from $1.66 in the prior year. Excluding special items, diluted earnings per share for the year was $1.97(1) compared to diluted earnings per share excluding special items of $2.02(1) in 2014. The diluted earnings per share before special items of $1.97(1) includes an unfavorable impact of approximately $0.09 per share related to the previously mentioned marketing efficiency program. Using the Company's cash tax rate, diluted earnings per share before special items was $2.82(1). The Company reported free cash flow before special items of $321 million(1) for the year ended September 25, 2015. The Company met or exceeded its guidance for the year on a constant currency basis.

During the fourth quarter of fiscal year 2015, the Company finalized its reporting structure following the acquisition of Protectron. As a result, the Company will report operating segment results for both the United States and Canada. Revenue and EBITDA before special items(1) by segment for fiscal years ended September 25, 2015 and September 26, 2014, respectively:

($ in millions)	2015	2014	$ Change	% Change
Revenue:
United States	$3,294	$3,206	$88	2.7%
Canada	280	202	78	38.6%
Total	$3,574	$3,408	$166	4.9%

Adjusted EBITDA:
United States	$1,685	$1,671	$14	0.8%
Canada	123	96	27	28.1%
Total	$1,808	$1,767	$41	2.3%

“We ended the year with a solid quarter, enabling us to meet or exceed our major commitments for the year and positioning us well for 2016," said Naren Gursahaney, ADT's chief executive officer.  "In our third year as a public company, we continued to build on our market leadership position by focusing on quality customer additions and enhancing the customer experience, as evidenced by a significant improvement in customer retention, which remains our team’s top priority.  We are also investing in new business opportunities and are encouraged by the progress we are making in expanding into the Commercial market, growing our Health business, and preparing to enter the previously unpenetrated residential market segments.  We expect these efforts to continue to fuel improvements in our operational and financial performance, creating long term value for our shareholders.” he added.

OPERATIONAL HIGHLIGHTS: DELIVERING ON GROWTH INITIATIVES

IMPROVING CUSTOMER RETENTION

•	The Company again improved attrition, reducing the number of voluntary and non pay disconnects compared to last year.

◦	Revenue attrition in the quarter improved to 12.2% -- a 20 basis point improvement sequentially and 130 basis points below prior year.

◦	Unit attrition in residential and business channels was 12.2% -- a 10 basis point improvement sequentially and 100 basis points below the same period last year.

◦	Stronger resale efforts have led to a 21% improvement over the prior year.

•
Focusing on high quality customer additions - The Company continued its focus on investing in profitable customers through enhanced tenure screening and insights from data analytics. In the fourth quarter, the Company filtered out approximately 4,000 prospective customers and adopted new sales requirements to improve customer economics.

•
Driving increases in ADT Pulse - Pulse take rates reached 59% as total Pulse customers grew to 1.5 million and total interactive customers now make up 23% of ADT's total customer base. Pulse drives higher RPU and delivers a better customer experience, resulting in stronger retention characteristics.

◦	Residential direct channel: more than 75% of new customers purchased a Pulse system, as overall take rates were 65%, adding more than 108,000 Pulse customers in the quarter.

◦	Approximately 39,000 existing customers were upgraded to Pulse in the quarter, including selected current 2G customers in-line for conversion to 3G.

•	Enhancing customer experience

◦
Improving service levels: The Company continued to invest in customer care and service personnel in order to reduce the time required for service and repair and improved average time for repair by 10% compared to last year.

◦
Expanding partnership with Nest: The successful launch of its partnership in the four test markets drove increased sales of ADT Pulse automation and thermostats. The Company announced that it is expanding its partnership with Nest, allowing ADT customers nationwide to seamlessly integrate the Nest Learning Thermostat with their ADT Pulse system.

DRIVING GROSS SUBSCRIBER ADDITIONS AND EXPANDING INTO ADJACENCIES

•	In-line with our enhanced quality growth efforts in both the direct and dealer channels, the Company added 278,000 gross customer additions in the fourth quarter, the highest level in 2015.

◦
A 29% increase in telesales combined with an 18% increase in self-generated sales and improved close rates helped drive new customer gross adds in the direct channel to 168 thousand, despite tenure screening efforts and other customer requirements.

◦	The dealer channel generated 110 thousand new customer additions, in-line with prior year, with 57% of new customers from the dealer channel choosing ADT Pulse.

•	Business channel gains traction in small business and making progress in commercial expansion activities

◦	Small business channel drove strong year-over-year revenue growth, as gross additions increased by 15% and average revenue per unit increased by nearly 4% over last year in the US.

◦
The Company continues to build its commercial presence by adding to its sales force, and expanding its product line and service capabilities. In the fourth quarter, Commercial gross adds increased by 28% and total revenues increased by 38% from the third quarter.

•	Health channel accelerates growth driven by several key initiatives - The Company implemented several growth initiatives to reposition the health channel for future success.

◦	ADT's health channel gross additions in the quarter grew nearly 27% and new customer RPU increased 9% when compared to the same period last year.

•
Progress on efforts to serve new non-traditional market segments - ADT previously announced its alliance with LG Electronics to deliver a new all-in-one security product and service for the North American "DIY" market. The Company has made significant progress on its retail strategy and is scheduling to launch the service in the first calendar quarter of 2016. In addition, the Company continues to evaluate other opportunities to leverage its strong brand and monitoring capabilities with a range of products that would benefit from being “secured by ADT”.

"2015 was a transitional year for ADT as we improved our operational metrics and prioritized our customer acquisition and retention activities around profitable growth”, said Michael Geltzeiler, ADT’s chief financial officer.  “The impact of these efforts were also evident in our fourth quarter results, where we reported a 130 basis points improvement in net revenue attrition, lowered direct channel creation multiple to 29x, sequentially improved EBITDA margins by 100 basis points, and increased year-over-year free cash flow before special items by 43%.  As we look to 2016, expect more of the same, which we believe will position the company to deliver improved net subscriber growth, higher margins, improved profitability, and increases in free cash flow.  We also continue to execute a shareholder friendly capital allocation program with a 40-50% dividend payout ratio and repurchased approximately 10 million shares in 2015. Since becoming a public company three years ago, we reduced our diluted ending share count from 235 million to 167 million shares outstanding(4)."
COST EFFICIENCIES HIGHLIGHTS

•	Subscriber acquisition cost (SAC) / Creation multiple - The Company reduced net creation multiples by lowering installation costs and realizing higher RPU generated from new customer additions.

◦	Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 29.8x, a year-over-year improvement of 0.8x.

◦
Direct net SAC, excluding the impact of Pulse upgrades, was approximately $1,400, down from $1,419 last year, driving the creation multiple to 29.1x, an improvement of 1x over the same period last year.

•
Operating expenses and D&A - The Company continued to invest in enhancing the customer experience, expanding its commercial business and health channel, and preparing for the launch of the new all-in-one product targeted at the DIY market.

◦
Total Company operating expenses before special items(3) were up 3.9% over last year driven primarily by the expense recognition from the marketing efficiency program and efforts to enhance our customer care and service response. Excluding the $8 million impact of the marketing efficiency program, total operating expenses before special items(3) were up by 2.7% from last year.

◦
Depreciation and amortization ("D&A") before special items(3) expenses rose 5% largely related to the consolidation of Protectron, transitioning a portion of our customer base to Pulse, and the implementation of certain infrastructure investments to improve our business operations, platforms and capabilities.

CAPITAL STRUCTURE HIGHLIGHTS

•
Share repurchases - The Company repurchased 4.3 million shares of its common stock at an average price of $32.70 per share during the fourth quarter. In 2015, the Company repurchased nearly 9.8 million shares of its common stock at an average price of $33.16 per share.

•
Debt/Capital Structure - Long-term debt totaled $5.4 billion at the end of the quarter, maintaining the Company's leverage ratio based off of trailing twelve month EBITDA before special items at 3.0x(1) and 2.4x trailing twelve month pre-SAC EBITDA before special items(1). The Company's average cost of borrowing remained below 4% in the quarter.

•	Quarterly dividend - The Company paid a quarterly dividend of $0.21 per share on August 19th, an increase of 5% versus last year.
FULL YEAR FISCAL 2016 GUIDANCE
The Company is providing the following guidance in constant currency for full year fiscal 2016:

•	Revenue growth in the range of 3.5%- 4.5%

•	EBITDA before special items growth in the range of $75M - $90M

•	Free cash flow before special items above FY2015 levels

•	Net unit attrition below 12%

•	Subscriber base to increase above 2015 levels

On October 16, 2015, the Company announced a change to its fiscal year end. Beginning in 2016, the fiscal year will end on September 30 of each year, and the last day of each fiscal quarter will be the last day of the calendar month end. Fiscal 2016 will be a 53 week year, which began on September 26, 2015, and ends on September 30, 2016.

FOURTH QUARTER 2015 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q4 2015	Q4 2014	Change	YTD 2015	YTD 2014	Change
Recurring revenue	$835	$819	2.0%	$3,323	$3,152	5.4%
Other revenue	$64	$64	—%	$251	$256	(2.0)%
Total revenue	$899	$883	1.8%	$3,574	$3,408	4.9%
Pre-SAC EBITDA before special items(1)	$567	$566	0.2%	$2,242	$2,159	3.8%
Pre-SAC EBITDA margin before special items(1)	66.6%	67.8%	-120 bps	66.3%	67.3%	-100 bps
EBITDA before special items(1)	$460	$458	0.4%	$1,808	$1,767	2.3%
EBITDA margin before special items(1)	51.2%	51.9%	-70 bps	50.6%	51.8%	-120 bps
Net income	$81	$82	(1.2)%	$296	$304	(2.6)%
Diluted earnings per share	$0.48	$0.47	2.1%	$1.72	$1.66	3.6%
Diluted earnings per share before special items(1)	$0.51	$0.55	(7.3)%	$1.97	$2.02	(2.5)%
Diluted weighted-average shares outstanding	169	175	(3.4)%	172	183	(6.0)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q4 2015 include (i) special items totaling $10 million in cost to serve expenses and (ii) $8 million related to the marketing efficiency program discussed above; Q4 2014 operating expenses include special items totaling $30 million, which is comprised of $23 million in cost to serve and $7 million in separation costs. Operating expenses for full fiscal year 2015 include (i) special items totaling $65 million in costs to serve expenses and (ii) $25 million related to the marketing efficiency program discussed above.
(4) Ending shares plus the effect of dilutive securities.

CONFERENCE CALL AND WEBCAST
Management will discuss the Company's fourth quarter and full year 2015 results during a conference call and webcast on November 11, 2015 beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. The conference call for investors can be accessed in the following ways:

•	At the investor relations section of ADT's website: http://investors.adt.com

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 276-8173, enter pass code 55604827 when prompted. The telephone dial-in number for participants outside the United States is (678) 562-4231, enter pass code 55604827 when prompted.

•
An audio replay of the conference call will be available at 11:30 a.m. (ET) on November 11, 2015 and ending at 11:59 p.m. (ET) on November 18, 2015. The dial-in number for participants in the United States is (855) 859-2056, enter pass code 55604827 when prompted. For participants outside the United States, the replay dial-in number is (404) 537-3406, enter pass code 55604827 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,100 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.

NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure) and recurring revenue in constant currency (the non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio may be presented as the ratio of EBITDA or Pre-SAC EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA and Pre-SAC EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
Pre-SAC EBITDA is useful because it measures the Company's operational profits from its existing customer base by excluding certain revenue and expenses related to acquiring new customers. The difference between Net Income (the most comparable GAAP measure) and pre-SAC EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, gross subscriber acquisition cost expenses and revenue associated with the sale of equipment. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and pre-SAC EBITDA before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below. EBITDA and pre-SAC EBITDA may also be presented at constant currency. Constant currency presentation is useful because it provides transparency to the underlying performance in markets outside the U.S. by excluding the effect that foreign currency exchange rate fluctuations have on comparability.
There are material limitations to using EBITDA and pre-SAC EBITDA. EBITDA and pre-SAC EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and pre-SAC EBITDA do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, pre-SAC EBITDA does not take into account expenses related to acquiring new customers. When presented at constant currency, these measures exclude of the impact of foreign currency exchange fluctuations. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and pre-SAC EBITDA in conjunction with net income as calculated in accordance with GAAP. The EBITDA and pre-SAC EBITDA discussion above is also applicable to the respective margin measures.
FCF is a useful measure of the Company's ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding pre-SAC EBITDA, on a quarter-to-date basis. Pre-SAC EBITDA is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, pre-SAC EBITDA and pre-SAC EBITDA margin before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income, operating margin, net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
The Company is not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above for recurring revenue, pre-SAC EBITDA before special items, SSFCF before special items, and in each case at constant currency.

FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

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our ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for our products and services that achieve market acceptance with acceptable margins;

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competition in the markets we serve, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain the market share of our products and services;

•	an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services;

•	changes in the housing market and consumer discretionary income;

•
failure to maintain the security of our information and technology networks, including personally identifiable information and other data, our products may be subject to potential vulnerabilities of wireless and Internet of Things devices and our services may be subject to hacking or other unauthorized access to control or view systems and obtain private information;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	interruption to our monitoring facilities;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of customer generation strategies through our authorized dealers and affinity marketing programs;

•	risks associated with acquiring and integrating customer accounts;

•	unauthorized use of our brand name by third parties;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd. ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure of our independent, third party authorized dealers to mitigate certain risks;

•	failure to continue to execute a competitive, profitable pricing structure;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	current and potential securities litigation;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing methods may increase our costs and restrict growth of our business;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms;

•	refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers or potential change in government regulations relating to the Internet;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources for us and our suppliers;

•	changes in our credit ratings;

•	risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments;

•	impact of any material adverse legal judgments, fines, penalties or settlements;

•	exposure to counterparty risk in our hedging agreements;

•	fluctuations in foreign currency exchange rates;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	volatility in the market price of our stock; and

•	failure to fully realize expected benefits from the separation from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Twelve Months Ended
	September 25, 2015	September 26, 2014	% Change	September 25, 2015	September 26, 2014	% Change
Revenue	$899	$883	1.8%	$3,574	$3,408	4.9%
Cost of revenue	399	385	3.6%	1,575	1,457	8.1%
Selling, general and administrative expenses	322	313	2.9%	1,305	1,231	6.0%
Radio conversion costs	8	17	(52.9)%	55	44	25.0%
Separation costs	—	7	(100.0)%	—	17	(100.0)%
Operating income	170	161	5.6%	639	659	(3.0)%
Interest expense, net	(52)	(50)	4.0%	(205)	(192)	6.8%
Other income (expense)	(1)	(2)	(50.0)%	3	(35)	(108.6)%
Income before income taxes	117	109	7.3%	437	432	1.2%
Income tax expense	(36)	(27)	33.3%	(141)	(128)	10.2%
Net income	$81	$82	(1.2)%	$296	$304	(2.6)%

Net income per share:
Basic	$0.48	$0.47	2.1%	$1.73	$1.67	3.6%
Diluted	$0.48	$0.47	2.1%	$1.72	$1.66	3.6%
Weighted-average number of shares:
Basic	168	174	(3.4)%	171	182	(6.0)%
Diluted	169	175	(3.4)%	172	183	(6.0)%

Effective tax rate	30.8%	24.8%	600 bps	32.3%	29.6%	270 bps

THE ADT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 25, 2015	September 26, 2014
Assets
Current Assets:
Cash and cash equivalents	$78	$66
Accounts receivable trade, net	102	101
Inventories	76	76
Prepaid expenses and other current assets	47	55
Deferred income taxes	96	111
Total current assets	399	409
Property and equipment, net	283	265
Subscriber system assets, net	2,502	2,260
Goodwill	3,680	3,738
Intangible assets, net	2,999	3,120
Deferred subscriber acquisition costs, net	631	571
Other assets	232	186
Total Assets	$10,726	$10,549
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$5	$4
Accounts payable	190	208
Accrued and other current liabilities	231	260
Deferred revenue	232	236
Total current liabilities	658	708
Long-term debt	5,389	5,096
Deferred subscriber acquisition revenue	895	838
Deferred tax liabilities	732	651
Other liabilities	133	128
Total Liabilities	7,807	7,421
Total Equity	2,919	3,128
Total Liabilities and Equity	$10,726	$10,549

THE ADT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Twelve Months Ended
	September 25, 2015	September 26, 2014
Cash Flows from Operating Activities:
Net income	$296	$304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,124	1,040
Amortization of deferred subscriber acquisition costs	141	131
Amortization of deferred subscriber acquisition revenue	(163)	(151)
Stock-based compensation expense	23	20
Deferred income taxes	124	123
Provision for losses on accounts receivable and inventory	60	41
Other non-cash items	4	3
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(63)	(52)
Inventories	(1)	(5)
Accounts payable	(1)	(18)
Accrued and other liabilities	24	(7)
Income taxes, net	(4)	(30)
Deferred subscriber acquisition costs	(209)	(184)
Deferred subscriber acquisition revenue	231	226
Other	19	78
Net cash provided by operating activities	1,605	1,519
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(559)	(526)
Subscriber system assets	(699)	(658)
Capital expenditures	(103)	(84)
Acquisition of businesses, net of cash acquired	(4)	(517)
Other investing	(41)	(7)
Net cash used in investing activities	(1,406)	(1,792)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	32	17
Repurchases of common stock under approved program	(324)	(1,384)
Dividends paid	(142)	(132)
Proceeds from long-term borrowings	755	2,100
Repayment of long-term debt	(500)	(378)
Other financing	(5)	(21)
Net cash (used in) provided by financing activities	(184)	202
Effect of currency translation on cash	(3)	(1)
Net increase (decrease) in cash and cash equivalents	12	(72)
Cash and cash equivalents at beginning of year	66	138
Cash and cash equivalents at end of year	$78	$66

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Net Income (GAAP)	$81	$75	$82	$296	$304
Restructuring and other, net(1)	1	3	1	7	16
Acquisition and integration costs(1)	2	1	2	3	4
Radio conversion costs(1)	4	5	12	36	29
Separation costs(1)	—	—	4	—	11
Separation related other expense (income)(2)	1	(1)	3	(1)	38
Pre-separation and other discrete tax items	(3)	1	(7)	(2)	(33)
Net Income before special items	$86	$84	$97	$339	$369

(1)
Items have been presented net of tax of $3M for the quarter ended September 25, 2015, $3M for the quarter ended June 26, 2015, $11M for the quarter ended September 26, 2014, $23M for the twelve months ended September 25, 2015 and $33M for the twelve months ended September 26, 2014.

(2)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Diluted EPS (GAAP)	$0.48	$0.44	$0.47	$1.72	$1.66
Impact of special items(1)	0.03	0.05	0.08	0.25	0.36
Diluted EPS before special items	$0.51	$0.49	$0.55	$1.97	$2.02

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Twelve Months Ended
	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Diluted EPS (GAAP)	$0.48	$0.44	$0.47	$1.72	$1.66
Plus: Impact of income tax expense on diluted EPS	0.21	0.22	0.15	0.82	0.70
Less: Impact of income taxes paid, net of refunds	(0.02)	(0.04)	(0.01)	(0.10)	(0.13)
Diluted EPS at cash tax rates	$0.67	$0.62	$0.61	$2.44	$2.23
Impact of special items(1)	0.06	0.06	0.18	0.38	0.69
Diluted EPS before special items at cash tax rates	$0.73	$0.68	$0.79	$2.82	$2.92

(1)	Items presented at cash tax run rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA and Pre-SAC EBITDA Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Net Income (GAAP)	$81	$75	$82	$296	$304
Interest expense, net	52	52	50	205	192
Income tax expense	36	37	27	141	128
Depreciation and intangible asset amortization	285	286	273	1,124	1,040
Amortization of deferred subscriber acquisition costs	36	36	33	141	131
Amortization of deferred subscriber acquisition revenue	(41)	(42)	(40)	(163)	(151)
EBITDA	$449	$444	$425	$1,744	$1,644
EBITDA Margin	49.9%	49.4%	48.1%	48.8%	48.2%

Restructuring and other, net	1	1	2	6	17
Acquisition and integration costs	1	2	4	4	7
Radio conversion costs	8	5	17	55	44
Separation costs	—	—	7	—	17
Separation related other expense (income)(1)	1	(1)	3	(1)	38
EBITDA before special items	$460	$451	$458	$1,808	$1,767
EBITDA Margin before special items	51.2%	50.2%	51.9%	50.6%	51.8%

Subscriber acquisition cost expenses, net of related revenue	107	109	108	434	392
Pre-SAC EBITDA before special items	$567	$560	$566	$2,242	$2,159
Pre-SAC EBITDA Margin before special items	66.6%	66.0%	67.8%	66.3%	67.3%

Revenue (GAAP)	$899	$898	$883	$3,574	$3,408
Subscriber acquisition cost related revenue	(48)	(49)	(48)	(191)	(201)
Pre-SAC Revenue	$851	$849	$835	$3,383	$3,207

(1)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014
Last quarter, annualized pre-SAC EBITDA before special items	$2,268	$2,240	$2,264
SAC required to maintain recurring revenue(1)	(1,262)	(1,294)	(1,288)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$996	$936	$966

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014
Last quarter average recurring revenue under contract for the period	$278	$278	$273
Trailing twelve month disconnects net of price escalation(2)	14.5%	14.5%	14.7%
Last quarter gross recurring revenue creation multiple(3)	31.3	32.1	32.1
SAC required to maintain recurring revenue	$1,262	$1,294	$1,288

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
Operating Cash Flow and FCF Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Operating cash flow (GAAP)	$425	$424	$354	$1,605	$1,519
Restructuring and other, net	2	—	5	6	8
Acquisition and integration costs	1	1	5	4	7
Tax sharing costs received	—	—	(9)	—	(40)
Radio conversion costs	5	10	15	56	35
Special cash tax payments (refunds)	—	—	37	—	37
Separation costs within cash from operating activities	—	—	3	—	17
Operating cash flow before special items	$433	$435	$410	$1,671	$1,583
Dealer generated customer accounts and bulk account purchases	(151)	(141)	(164)	(559)	(526)
Subscriber system assets	(178)	(169)	(170)	(699)	(658)
Capital expenditures	(27)	(26)	(28)	(103)	(84)
Separation capital expenditures	—	—	6	11	26
FCF before special items	$77	$99	$54	$321	$341

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

FCF Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 25, 2015	June 26, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Net cash provided by operating activities	$425	$424	$354	$1,605	$1,519
Dealer generated customer accounts and bulk account purchases	(151)	(141)	(164)	(559)	(526)
Subscriber system assets	(178)	(169)	(170)	(699)	(658)
Capital expenditures	(27)	(26)	(28)	(103)	(84)
FCF	$69	$88	$(8)	$244	$251
Restructuring and other, net	2	—	5	6	8
Acquisition and integration costs	1	1	5	4	7
Tax sharing costs received	—	—	(9)	—	(40)
Radio conversion costs	5	10	15	56	35
Separation costs including capital expenditures	—	—	—	11	43
Special cash tax payments (refunds)	—	—	37	—	37
FCF before special items	$77	$99	$45	$321	$341

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

For the Twelve Months Ended
($ in millions)	September 25, 2015
Net Income (GAAP)	$296
Interest expense, net	205
Income tax expense	141
Depreciation and intangible asset amortization	1,124
Amortization of deferred subscriber acquisition costs	141
Amortization of deferred subscriber acquisition revenue	(163)
EBITDA	$1,744
Restructuring and other, net	6
Acquisition and integration costs	4
Radio conversion costs	55
Separation costs	—
Separation related other income(1)	(1)
EBITDA before special items	$1,808
EBITDA Margin before special items	50.6%

Subscriber acquisition cost expenses, net of related revenue	434
Pre-SAC EBITDA before special items	$2,242

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	September 25, 2015
Current maturities of long-term debt	$5
Long-term debt	5,389
Total Debt	$5,394

EBITDA Leverage Ratio(3)	3.0
Pre-SAC EBITDA Leverage Ratio(3)	2.4

(3)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items, or trailing twelve month Pre-SAC EBITDA before special items.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Constant Currency Reconciliations

	For the Quarters Ended		For the Twelve Months Ended
($ in millions)	September 25, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Recurring Revenue:
Recurring revenue as reported	$835	$819	$3,323	$3,152
Recurring revenue at constant currency(1)	$847	$819	$3,356	$3,152

Revenue:
Total revenue as reported	$899	$883	$3,574	$3,408
Total revenue at constant currency(1)	$912	$883	$3,610	$3,408

EBITDA before special items:
EBITDA before special items as reported	$460	$458	$1,808	$1,767
EBITDA before special items at constant currency (1)	$465	$458	$1,824	$1,767

Pre-SAC EBITDA before special items:
Pre-SAC EBITDA before special items as reported	$567	$566	$2,242	$2,159
Pre-SAC EBITDA before special items at constant currency (1)	$574	$566	$2,261	$2,159

Steady-state free cash flow before specials:
Steady-state free cash flow before special items	n/a	n/a	$996	$966
Steady-state free cash flow before specials at constant currency (1)	n/a	n/a	$1,006	$966

(1)	Constant currency results above are calculated by translating current period amounts in local currency using the prior comparable period's currency conversion rate.
n/a - Not applicable as the measure is a trailing twelve month calculation

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	September 25, 2015	September 26, 2014	Change
Recurring customer revenue (in millions)	$835	$819	2.0%
Other revenue (in millions)	64	64	—%
Total revenue (in millions)	$899	$883	1.8%

Ending number of customers (in thousands)	6,594	6,663	(1.0)%
Gross customer additions (in thousands)	278	282	(1.4)%
Customer revenue attrition rate(1)	12.2%	13.5%	-130 bps
Customer unit attrition rate(2)	12.2%	13.2%	-100 bps
Average revenue per customer (dollars)(3)	$42.65	$41.54	2.7%

(1)
The customer revenue attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, excluding contracts monitored but not owned and net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
The customer unit attrition rate is a 52-week trailing ratio, the numerator of which is the customer sites canceled during the period due to attrition, excluding health services and contracts monitored but not owned and net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, excluding contracts monitored but not owned, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.